Exhibit 10.1

2005 STOCK INCENTIVE PLAN

OF

STANDARD PACIFIC CORP.

SECTION 1. PURPOSE OF PLAN

The purpose of this 2005 Stock Incentive Plan (this “Plan”), of Standard Pacific Corp., a Delaware corporation (the “Company”), is to enable the Company and its subsidiaries to attract, retain and motivate its directors, officers and other employees, and to further align the interests of such persons with those of the stockholders of the Company by providing for or increasing the proprietary interest of such persons in the Company.

SECTION 2. ADMINISTRATION OF PLAN

2.1 Composition of Committee. This Plan shall be administered by a committee of the Board of Directors (the “Board”) consisting of two or more directors, each of whom is: (i) a “Non-Employee Director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as such rule may be amended from time to time, and (ii) an “Outside Director” as defined in the regulations adopted under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), as such Code provision is amended from time to time (the “Committee”), as appointed from time to time by the Board of Directors. The Board of Directors shall fill vacancies on, and from time to time may remove or add members to, the Committee. The Committee shall act pursuant to a majority vote or unanimous written consent. The Board of Directors, in its discretion, may exercise any authority of the Committee under this Plan in lieu of the Committee’s exercise thereof. Notwithstanding the foregoing, with respect to any Award (as defined in Section 5.1) that is not intended to satisfy the conditions of Rule 16b-3 under the Exchange Act or Section 162(m)(4)(C) of the Code, the Committee may appoint one or more separate committees (any such committee, a “Subcommittee”) composed of one or more directors of the Company (who may but need not be members of the Committee) and may delegate to any such Subcommittee(s) the authority to grant Awards under this Plan to Eligible Persons (as defined in Section 4), to determine all terms of such Awards, and/or to administer this Plan or any aspect of it. Any action by any such Subcommittee within the scope of such delegation shall be deemed for all purposes to have been taken by the Committee. The Committee may designate the Secretary of the Company or other Company employees to assist the Committee in the administration of this Plan, and may grant authority to such persons to execute agreements or other documents evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Committee or the Company.

2.2 Powers of the Committee. Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable, in its discretion, in connection with the administration of this Plan, including, without limitation, the following:

(a)	to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; provided that, unless the Committee shall specify otherwise, for purposes of this Plan (i) the term “fair market value” shall mean, as of any date, the closing price for a Share (as defined in Section 3.1) reported for that date by the New York Stock Exchange (or such other stock exchange or quotation system on which Shares are then listed or quoted) or, if no Shares are traded on the New York Stock Exchange (or such other stock exchange or quotation system) on the date in question, then the closing price for the next preceding date for which Shares are traded on the New York Stock Exchange (or such other stock exchange or quotation system); and (ii) the term “Company” shall mean the Company and its subsidiaries and affiliates, unless the context otherwise requires;

(b)	to determine which persons are Eligible Persons, to which of such Eligible Persons, if any, Awards shall be granted hereunder and the timing of any such Awards, and to grant Awards;

(c)	to determine the number of Shares subject to Awards and the exercise or purchase price of such Shares;

(d)	to establish and verify the extent of satisfaction of any performance goals applicable to Awards;

(e)	to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical);

(f)	to determine whether, and the extent to which, adjustments are required pursuant to Section 12;

(g)	to determine whether, and to what extent and under what circumstances amounts payable with respect to an Award may be deferred either automatically or at the election of the Participant;

(h)	to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and

(h)	to make all other determinations deemed necessary or advisable for the administration of this Plan.

2.3 Determinations of the Committee. All decisions, determinations and interpretations by the Committee regarding this Plan shall be final and binding on all Eligible Persons and Participants (as defined in Section 4). The Committee shall consider such factors as it deems relevant, in its sole discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any director, officer or employee of the Company and such attorneys, consultants and accountants as it may select.

SECTION 3. STOCK SUBJECT TO PLAN

3.1 Aggregate Limits. The aggregate number of shares of the Company’s common stock, $.01 par value per share (“Shares”), issued pursuant to all Awards granted under this Plan shall not exceed 2,000,000; provided that no more than 33 1/3% of such Shares may be issued pursuant to all Incentive Stock Awards (as defined in Section 5.1) granted under this Plan. Such limits shall be subject to adjustment as provided in Section 12. The Shares issued pursuant to this Plan may be Shares that either were reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares.

3.2 Tax Code Limits. The aggregate number of Shares subject to Options granted under this Plan during any calendar year to any one Eligible Person shall not exceed 300,000. No Eligible Person shall be eligible to receive in any one calendar year stock based Awards (including SARs (as defined in Section 5.1), Stock Units (as defined in Section 5.1) and Incentive Stock), other than Options, relating to more than 150,000 Shares. Notwithstanding anything to the contrary in this Plan, the foregoing Share limitations shall be subject to adjustment under Section 12 to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under Code Section 162(m). The maximum amount payable as an Incentive Bonus (as defined in Section 5.1) may be a multiple of the target amount payable, but the maximum amount payable pursuant to that portion of an Incentive Bonus Award granted under this Plan for any fiscal year to any Participant that is intended to satisfy the requirements for “performance based compensation” under Code Section 162(m) shall not exceed $10,000,000. The foregoing limitations shall not apply to the extent that they are no longer required in order for compensation in connection with grants under this Plan to be treated as “performance-based compensation” under Code Section 162(m).

The aggregate fair market value (as of the date of grant) of Shares for which one or more Options granted by the Company to any one Eligible Person under this Plan, or any other plan of the Company, may for the first time become exercisable as ISOs during any one calendar year shall not exceed the maximum value permitted under Code Section 422, and the number of Shares that may be issued pursuant to the exercise of ISOs granted under this Plan shall not exceed 2,000,000, which number shall be calculated and adjusted pursuant to Section 3.3 and Section 12 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an ISO under Code Section 422.

3.3 Issuance of Shares. For purposes of Section 3.1, the aggregate number of Shares issued under this Plan at any time shall not include Shares subject to Awards that have been canceled, expired or forfeited.

SECTION 4. PERSONS ELIGIBLE UNDER PLAN

Any person who is an employee or prospective employee of the Company or of any of its subsidiaries or affiliates and any director of the Company shall be eligible to be considered for the grant of Awards hereunder (an “Eligible Person”). A “Participant” is any current or former Eligible Person to whom an Award has been made and any person (including any estate) to whom an Award has been assigned or transferred pursuant to Section 11.1.

SECTION 5. PLAN AWARDS

5.1 Award Types. The Committee, on behalf of the Company, is authorized under this Plan to enter into certain types of written arrangements with Eligible Persons and to confer certain benefits on them. The following arrangements or benefits are authorized under this Plan if their terms and conditions are not inconsistent with the provisions of this Plan. Such arrangements and benefits are sometimes referred to herein as “Awards.”

(a)	Options: An option is a right granted under Section 6 (an “Option”) to purchase a number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in the agreement or terms and conditions or other document evidencing the Award (the “Option Document”). Options intended to qualify as Incentive Stock Options (“ISOs”) pursuant to Code Section 422 and Options not intended to qualify as ISOs (“Nonqualified Options”) may be granted under Section 6.

(b)	Incentive Bonus: An incentive bonus is a bonus opportunity awarded under Section 7 (an “Incentive Bonus”) pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified in the agreement or other document evidencing the Award (the “Incentive Bonus Document”).

(c)	Incentive Stock: Incentive stock is an award or issuance of Shares made under Section 8 (“Incentive Stock”), the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as are expressed in the agreement or other document evidencing the Award (the “Incentive Stock Document”).

(d)	Stock Appreciation Rights: A stock appreciation right is an award made under Section 9 (“SARs”), pursuant to which the Participant may become entitled to receive cash or Shares or a combination thereof equal to the excess, if any, of the fair market value on the date of exercise over the Measurement Value (as defined in Section 9.2), the grant, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions and terms as are expressed in the agreement or other document evidencing the Award (the “SARs Document”).

(e)	Stock Units: A stock unit is an award denominated in units of Shares made under Section 10 (“Stock Units”), pursuant to which the Participant may become entitled to receive cash or Shares or a combination thereof equal to the fair market value on the date of exercise, the grant, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as are expressed in the agreement or other document evidencing the Award (the “Stock Unit Document”).

(f)	Other Stock Based or Cash Based Awards: Other incentives payable in cash or in Shares under this Plan that the Committee determines to be in the best interests of the Company and subject to such terms and conditions as the Committee deems appropriate in its sole discretion.

5.2 Grants of Awards. An Award may consist of one such arrangement or benefit or two or more of them in tandem or in the alternative.

SECTION 6. OPTIONS

The Committee may grant an Option or provide for the grant of an Option, either from time to time in the discretion of the Committee or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals or the satisfaction of an event or condition.

6.1 Option Document. Each Option Document shall contain provisions regarding (a) the number of Shares that may be issued upon exercise of the Option, (b) the exercise price of the Option and the means of payment for the exercise price, (c) the term of the Option, (d) such terms and conditions of exercisability as may be determined from time to time by the Committee, (e) restrictions on the transfer of the Option and forfeiture provisions, and (f) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Committee. Option Documents evidencing ISOs shall contain such terms and conditions as may be necessary to qualify, to the extent determined desirable by the Committee, with the applicable provisions of Section 422 of the Code.

6.2 Exercise Price. The exercise price per share of the Shares subject to each Option granted under this Plan shall equal or exceed 100% of the fair market value of such Shares on the date the Option is granted, except that (a) the exercise price of an Option may be higher or lower in the case of Options granted to an employee of a company acquired by the Company in assumption and substitution of options held by such employee at the time such company is acquired (“Substitution Options”), (b) if an Eligible Person is required to pay or forego the receipt of any cash amount in consideration of receipt of an Option, the exercise price plus such cash amount shall equal or exceed 100% of the fair market value of such Shares on the date the Option is granted, and (c) in the case of ISO grants, the exercise price per share of the Shares subject to each Option granted under this Plan shall equal or exceed 110% of the fair market value of such Shares on the date the Option is granted, for Options granted to an individual who, at the time the Option is granted to such individual under this Plan, owns more than 10% of the combined voting power of all classes of stock of the Company.

6.3 Option Term. The term of each Option granted under this Plan shall be 10 years from the date of its grant, unless the Committee provides for a shorter period. Notwithstanding the previous sentence, an ISO granted to an individual who, at the time the Option is granted to such individual under this Plan, owns more than 10% of the combined voting power of all classes of stock of the Company must not have a term longer than 5 years from the date of its grant.

6.4 Option Vesting. Options granted under this Plan shall be exercisable at such time and in such installments during the period prior to the expiration of the Option’s term as determined by the Committee, except that no Option other than non-employee director options and Substitution Options shall first become exercisable within one (1) year from its date of grant, other than upon death or disability of the Eligible Person or upon a Change of Control (as defined in Section 13.2). The Committee shall have the right to make the timing of the ability to exercise any Option granted under this Plan subject to such performance requirements as deemed appropriate by the Committee. Subject to the limitation set forth in the first sentence of this Section 6.4, at any time after the grant of an Option the Committee may reduce or eliminate any restrictions surrounding any Participant’s right to exercise all or part of the Option.

6.5 Termination of Employment or Service. Subject to Section 13, upon a termination of a Participant’s employment prior to the full vesting of an Option, (i) the unvested portion of the Option shall be forfeited, unless the Committee in its discretion determines otherwise and (ii) any unexercised Options shall be subject to such procedures as the Committee may establish.

6.6 Payment of Exercise Price. The exercise price of an Option shall be paid in the form of one of more of the following, as the Committee shall specify, either through the terms of the Option Document or at the time of exercise of an Option: (a) cash or check, (b) shares of capital stock of the Company that have been held by the Participant for such period of time as the Committee may specify, (c) other property deemed acceptable by the Committee, (d) a reduction in the number of Shares or other property otherwise issuable pursuant to such Option or (e) any combination of (a) through (d).

6.7 No Option Repricing. Without the approval of stockholders, the Company shall not reprice any Options. For purposes of this Plan, the term “reprice” with respect to Options shall mean lowering the exercise price of previously awarded Options within the meaning of Item 402(i) under Securities and Exchange Commission Regulation S-K (including canceling previously awarded Options and regranting them with a lower exercise price).

SECTION 7. INCENTIVE BONUSES

Each Incentive Bonus Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a specified performance period.

7.1 Incentive Bonus Document. Each Incentive Bonus Document shall contain provisions regarding (a) the target and maximum amount payable to the Participant as an Incentive Bonus, (b) the performance criteria and level of achievement versus the criteria that shall determine the amount of such payment, (c) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (d) the timing of any payment earned by virtue of performance, (e) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment, (f) forfeiture provisions and (g) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Committee.

7.2 Performance Criteria. The Committee shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an Incentive Bonus Award, which criteria may be based on financial performance, operating performance and/or personal performance evaluations. The Committee may specify the percentage of the target Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m). Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Code Section 162(m) shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 11.2) selected by the Committee and specified at the time the Incentive Bonus Award is granted. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment of any Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m).

7.3 Timing and Form of Payment. The Committee shall determine the timing of payment of any Incentive Bonus.

7.4 Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Bonus Award on account of either financial performance, operating performance, and/or personal performance evaluations may be reduced by the Committee on the basis of such further considerations as the Committee shall determine.

7.5 Termination of Employment. Subject to Section 13, upon a termination of employment by a Participant prior to the vesting of or the lapsing of restrictions on Incentive Bonuses, the Incentive Bonus Awards granted to such Participant shall be forfeited, unless the Committee in its discretion determines otherwise.

SECTION 8. INCENTIVE STOCK

Incentive Stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment and/or performance conditions) and terms as the Committee deems appropriate.

8.1 Incentive Stock Document. Each Incentive Stock Document shall contain provisions regarding (a) the number of Shares subject to such Award or a formula for determining such, (b) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retainable and/or vested, (c) the period, if any, as to which performance shall be measured for determining achievement of performance, (d) the period, if any, over which the Award shall vest, which period shall be not less than three years for Awards which do not vest based at least in part on the satisfaction of performance criteria or one year for Awards which vest at least in part on the satisfaction of performance criteria (except for Awards to non-employee directors or in the event of death or disability of the Participant or upon a Change of Control or if Shares are issued in lieu of cash compensation otherwise due a Participant), (e) forfeiture provisions, (f) restrictions on transferability and (g) such further terms and conditions not inconsistent with this Plan as may be determined from time to time by the Committee.

8.2 Sale Price. Subject to the requirements of applicable law, the Committee shall determine the price, if any, at which Shares of Incentive Stock shall be sold or awarded to an Eligible Person, which may vary from time to time and among Eligible Persons and which may be below the fair market value of such Shares at the date of grant or issuance.

8.3 Performance Criteria. The grant, issuance, retention and/or vesting of each Share of Incentive Stock may, but need not be, subject to such performance criteria and level of achievement versus these criteria as the Committee shall determine, which criteria may be based on financial performance, operating performance, and/or personal performance evaluations. Notwithstanding anything to the contrary herein, the performance criteria for any Incentive Stock that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m) shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Incentive Stock Award is granted. To the extent necessary to qualify as performance-based compensation under Code Section 162(m), the Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to issuance or vesting, as applicable, of any Incentive Stock that is intended to satisfy the requirements for performance-based compensation.

8.4 Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the number of Shares granted, issued, retainable and/or vested under an Incentive Stock Award on account of either financial performance, operating performance, and/or personal performance evaluations may be reduced by the Committee on the basis of such further considerations as the Committee shall determine.

8.5 Termination of Employment. Subject to Section 13, upon a termination of employment by a Participant prior to the vesting of or the lapsing of restrictions on Incentive Stock, the unvested Incentive Stock Awards granted to such Participant shall be forfeited, unless the Committee in its discretion determines otherwise.

SECTION 9. STOCK APPRECIATION RIGHTS

A SAR is an award that entitles the Participant to receive in cash or Shares or a combination thereof, as determined by the Committee, the value equal to the excess, if any, of the fair market value of a Share on the date of exercise over the Measurement Value (as defined below), the grant, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions and terms as the Committee deems appropriate.

9.1 SARS Document. Each SARs Document shall contain provisions regarding (a) the number of Shares subject to such Award or a formula for determining such, (b) the Measurement Value, (c) the term of the SAR, (d) such terms and conditions of exercisability as may be determined from time to time by the Committee, (e) the period, if any, over which the Award shall vest, which period shall be not less than one year (except for Awards to non-employee directors or in the event of death or disability of the Participant or upon a Change of Control), (f) forfeiture provisions, (g) restrictions on transferability and (h) such further terms and conditions not inconsistent with this Plan as may be determined from time to time by the Committee.

9.2 Measurement Value. The measurement value of a SAR shall equal or exceed the fair market value of a Share on the date of grant (the “Measurement Value”). A SAR may be exercised upon such terms and conditions and for the term as the Committee may determine, in its sole discretion; provided, however, that, subject to earlier termination in accordance with the terms of this Plan and the instrument evidencing the SAR, the term of a SAR shall be as established for that SAR by the Committee but in no event shall be greater than ten years.

9.3 Payment of SARs. Upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying: (a) the difference between the fair market value of a Share on the date of exercise over the Measurement Value by (b) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon exercise of a SAR may be in cash, in Shares of equivalent value, in some combination thereof or in any other manner approved by the Committee in its sole discretion.

9.4 Termination of Employment. Subject to Section 13, upon a termination of employment by a Participant prior to the vesting of or the lapsing of restrictions on SARs, the unvested SARs granted to such Participant shall be forfeited, unless the Committee in its discretion determines otherwise.

9.5 No SARs Repricing. Without the approval of stockholders, the Company shall not reprice any SARs. For purposes of this Plan, the term “reprice” with respect to SARs shall mean lowering the Measurement Value of previously awarded SARs within the meaning of Item 402(i) under Securities and Exchange Commission Regulation S-K (including canceling previously awarded SARs and regranting them with a lower Measurement Value).

SECTION 10. STOCK UNITS

Stock Units are an award that entitles the Participant to receive in cash or Shares or a combination thereof, as determined by the Committee, the value equal to the fair market value of a Share on the date of exercise, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment and/or performance conditions) and terms as the Committee deems appropriate.

10.1 Stock Unit Document. Each Stock Unit Document shall contain provisions regarding (a) the number of Stock Units subject to such Award or a formula for determining such, (b) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Stock Units granted, retainable and/or vested, (c) the period, if any, as to which performance shall be measured for determining achievement of performance, (d) the period, if any, over which the Award shall vest, which period shall be not less than three years for Awards which do not vest based at least in part on the satisfaction of performance criteria or one year for Awards which vest at least in part on the satisfaction of performance criteria (except except for Awards to non-employee directors or in the event of death or disability of the Participant or upon a Change of Control), (e) forfeiture provisions, (f) restrictions on transferability and (g) such further terms and conditions not inconsistent with this Plan as may be determined from time to time by the Committee.

10.2 Sale Price. Subject to the requirements of applicable law, the Committee shall determine the price, if any, at which Stock Units shall be sold or awarded to an Eligible Person, which may vary from time to time and among Eligible Persons and which may be below the fair market value of Shares at the date of grant.

10.3 Payment of Stock Units. Stock Units shall be paid in cash, Shares or a combination of cash and Shares as the Committee shall determine in its sole discretion. Any fractional shares subject to such Awards shall be paid to the Participant in cash.

10.4 Dividends and Distributions. Participants holding Stock Units may, if the Committee so determines, be credited with dividends paid with respect to the underlying Shares or dividend equivalents while they are so held in a manner determined by the Committee in its sole discretion. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, Shares or Stock Units.

10.5 Performance Criteria. The grant, retention and/or vesting of each Stock Unit may, but need not be, subject to such performance criteria and level of achievement versus these criteria as the Committee shall determine, which criteria may be based on financial performance and/or personal performance evaluations. Notwithstanding anything to the contrary herein, the performance criteria for any Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m) shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Stock Unit Award is granted. To the extent necessary to qualify as performance-based compensation under Code Section 162(m), the Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment or vesting, as applicable, of any Stock Unit that is intended to satisfy the requirements for performance-based compensation.

10.6 Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the number of Stock Units granted, retainable and/or vested under a Stock Unit Award on account of either financial performance or personal performance evaluations may be reduced by the Committee on the basis of such further considerations as the Committee shall determine.

10.7 Termination of Employment. Subject to Section 13, upon a termination of employment by a Participant prior to the vesting of or the lapsing of restrictions on Stock Units, the unvested Stock Unit Awards granted to such Participant shall be forfeited, unless the Committee in its discretion determines otherwise.

SECTION 11. OTHER PROVISIONS APPLICABLE TO AWARDS

11.1 Transferability. Unless the agreement or other document evidencing an Award (or an amendment thereto authorized by the Committee) expressly states that the Award is transferable as provided hereunder, no Award granted under this Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner, other than by will or the laws of descent and distribution. The Committee may grant an Award or amend an outstanding Award to provide that the Award is transferable or assignable to a member or members of the Participant’s “immediate family,” as such term is defined in Rule 16a-1(e) under the Exchange Act, or to a trust for the benefit solely of a member or members of the Participant’s immediate family, or to a partnership or other entity whose only owners are members of the Participant’s immediate family, provided that following any such transfer or assignment the Award will remain subject to substantially the same terms applicable to the Award while held by the Participant, as modified as the Committee shall determine appropriate in its sole discretion, and the transferee shall execute an agreement agreeing to be bound by such terms.

11.2 Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured over a specified time period, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: (a) cash flow, (b) earnings per share, (c) earnings before any one or more of interest, taxes, depreciation and amortization, (d) return on equity, (e) total stockholder return, (f) return on capital, (g) return on inventory, assets or net assets, (h) revenue, (i) income or net income, (j) operating income or net operating income, (k) operating profit or net operating profit, (l) operating, gross or pretax margin, (m) return on operating revenue, (n) market share, (o) SG&A ratio, (p) debt to capitalization, debt to equity or other leverage criteria, (q) borrowing capacity and other liquidity criteria, (r) inventory turnover, (s) lot supply or land position, (t) income from joint ventures, (u) interest coverage, (v) shareholders’ equity or book value per share, (w) customer satisfaction, (x) employee satisfaction, or (y) overhead or other expense reduction or (z) any other similar performance criteria. Prior to the grant of an Award, the Committee shall determine whether or not it shall appropriately adjust any evaluation of performance under the applicable Qualifying Performance Criteria with respect to an Award to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year.

11.3 Dividends. Unless otherwise provided by the Committee, no adjustment shall be made in Shares issuable under Awards on account of cash dividends that may be paid or other rights that may be issued to the holders of Shares prior to their issuance under any Award. The Committee shall specify whether dividends or dividend equivalent amounts shall be paid to any Participant with respect to the Shares subject to any Award that on the record date for such dividends have not vested or been issued or that are subject to any restrictions or conditions.

11.4 Documents Evidencing Awards. The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted, which for purposes of this Plan shall not be affected by the fact that an Award is contingent on subsequent stockholder approval of this Plan. The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements or other documents evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement’s or document’s effectiveness that such agreement or document be executed by the Participant and that such Participant agree to such further terms and conditions as specified in such agreement or document. The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the agreement or other document evidencing such Award.

11.5 Tandem Stock or Cash Rights. Either at the time an Award is granted or by subsequent action, the Committee may, but need not, provide that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of Shares, cash or a combination thereof, the amount of which is determined by reference to the value of the Award.

11.6 Deferral of Awards. The Committee may provide for or, subject to such terms and conditions as the Committee may specify, may permit a Participant to elect to defer receipt of all or any portion of an Award granted hereunder including, without limitation, pursuant to the terms of any Deferred Compensation Plan established by the Company.

SECTION 12. CHANGES IN CAPITAL STRUCTURE

12.1 Corporate Actions Unimpaired. The existence of outstanding Awards shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, exchanges, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of common stock or other securities or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the common stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. Further, except as herein expressly provided, (i) the issuance by the Company of shares of stock of any class (including any class of securities convertible into shares of stock of any class) for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, (ii) the payment of a dividend in property other than common stock, or (iii) the occurrence of any similar transaction, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to Awards theretofore granted or the purchase price per Share, unless the Committee shall determine in its discretion that an adjustment is necessary.

12.2 Adjustments Upon Certain Events. If the outstanding shares of common stock or other securities of the Company, or both, for which the Award is then exercisable or as to which the Award is to be settled shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, recapitalization, or reorganization, the Committee may, and if such event occurs after a Change of Control, the Committee shall, appropriately and equitably adjust the number and kind of shares of common stock or other securities which are subject to this Plan or subject to any Awards theretofore granted, the limitations contained in Section 3.2 of this Plan, and the exercise or settlement prices of such Awards, provided, however, that such adjustment shall be made only to the extent that such will not affect the status of any Award intended to qualify as an ISO or as “performance based compensation” under Section 162(m) of the Code. If the Company recapitalizes or otherwise changes its capital structure, or merges, consolidates, sells all of its assets or dissolves (each of the foregoing, a “Fundamental Change”), then thereafter upon any exercise of an Option theretofore granted, the Participant shall be entitled to purchase under such Option, in lieu of the number of shares of common stock as to which such Option shall then be exercisable, the number and class of shares of stock and securities to which the Participant would have been entitled pursuant to the terms of the Fundamental Change if, immediately prior to such Fundamental Change, the Participant had been the holder of record of the number of Shares as to which such Option is then exercisable. No fractional interests shall be issued under this Plan resulting from any adjustments.

SECTION 13. CHANGE OF CONTROL

13.1 Definitions. Unless the Committee provides otherwise, for purposes of this Plan and Awards granted under this Plan, the term “Change of Control” shall mean:

(i)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) or group of persons acting in concert (other than the Company or any subsidiary thereof or any employee benefit plan of the Company or any subsidiary thereof, or any underwriter in connection with a firm commitment public offering of the Company’s capital stock) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 of the Exchange Act except that a person shall also be deemed the beneficial owner of all securities which such person may have a right to acquire, whether or not such right is presently exercisable), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities ordinarily having the right to vote in the election of directors (“voting stock”);

(ii)	during any period subsequent to the effective date of this Plan, a majority of the members of the Board shall not for any reason be the individuals who at the beginning of such period constitute the Board or those persons who are nominated as new directors by a majority of the current directors or their successors who have been so nominated;

(iii)	there shall be consummated any merger, consolidation (including a series of mergers or consolidations), or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (meaning assets representing fifty percent (50%) or more of the net tangible assets of the Company or generating fifty percent (50%) or more of the Company’s operating cash flow, in each case measured over the Company’s last four full fiscal quarters), or any other similar business combination or transaction, but excluding any business combination or transaction which would result in the voting stock of the Company immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity) more than seventy percent (70%) of the combined voting power of the voting stock of the Company (or such surviving entity) outstanding immediately after giving effect to such business combination or transaction;

(iv)	the adoption of any plan or proposal for the liquidation or dissolution of the Company;

(v)	the occurrence of any other event that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A of the Exchange Act as in effect on the date hereof; or

(vi)	any other event specified by the Committee, regardless of whether at the time an Award is granted or thereafter.

13.2 Effect of Change of Control. The Committee may provide, either at the time an Award is granted or thereafter, that a Change of Control shall have such effect as specified by the Committee, or no effect, as the Committee in its discretion may provide. Without limiting the foregoing, the Committee may but need not provide, either at the time an Award is granted or thereafter, that if a Change of Control occurs, then effective as of a date selected by the Committee, the Committee (which for purposes of the Changes in Control described in (i), (ii) and (iii) above shall be the Committee as constituted prior to the occurrence of such Change of Control) acting in its discretion without the consent or approval of any Participant, may effect one or more of the following alternatives or combination of alternatives with respect to all outstanding Awards (which alternatives may be conditional on the occurrence of such of the Changes in Control specified above and which may vary among individual Participants):

(i)	in the case of a Change of Control specified in clause (iii) of Section 13.1, accelerate the time at which Options then outstanding may vest or be exercised in full for a limited period of time on or before a specified date (which will permit the Participant to participate with the common stock received upon exercise of such Option in the event of a Change of Control specified in clause (iii) of Section 13.1) fixed by the Committee, after which specified date all unexercised Options and all rights of Participants thereunder shall terminate,

(ii)	accelerate the time at which Options then outstanding may be exercised so that such Options may be exercised in full for their then remaining term,

(iii)	accelerate the vesting of Incentive Stock Awards, Stock Units or SARs, or

(iv)	require the mandatory surrender to the Company of outstanding Options or unvested Incentive Stock, Stock Units or SARS held by such Participant (irrespective of whether such Options or SARs are then exercisable under the provisions of this Plan) as of a date, before or not later than 60 days after such Change of Control, specified by the Committee, and in such event the Committee shall thereupon cancel such Options and unvested Incentive Stock, Stock Units and SARs and the Company shall pay to each Participant an amount of cash equal to the excess of the fair market value of the aggregate Shares subject to such Option over the aggregate Option exercise price of such Shares or the fair market value of the aggregate unvested Shares of Incentive Stock or Stock Units, or the excess of the fair market value of the Shares over the Measurement Value of the SARs, as applicable; provided, however, the Committee shall not select an alternative (unless consented to by the Participant) that would result in the Participant’s owing any money by virtue of operation of Section 16(b) of the Exchange Act. If all such alternatives have such a result, the Committee shall take such action, which is hereby authorized, to put such Participant in as close to the same position as such Participant would have been in had the selected alternative been made but without resulting in any payment by such Participant pursuant to Section 16(b) of the Exchange Act. Notwithstanding the foregoing, with the consent of the Participant, the Committee may in lieu of the foregoing make such provision with respect of any Change of Control as it deems appropriate.

SECTION 14. TAXES

14.1 Withholding Requirements. The Committee may make such provisions or impose such conditions as it may deem appropriate for the withholding or payment by a Participant of any taxes that the Committee determines are required in connection with any Award granted under this Plan, and a Participant’s rights in any Award are subject to satisfaction of such conditions.

14.2 Payment of Withholding Taxes. Notwithstanding the terms of Section 14.1, the Committee may provide in the agreement or other document evidencing an Award or otherwise that all or any portion of the taxes required to be withheld by the Company or, if permitted by the Committee, desired to be paid by the Participant, in connection with the exercise of a Nonqualified Option or the exercise, vesting, settlement or transfer of any other Award shall be paid or, at the election of the Participant, may be paid by the Company by withholding or repurchasing Shares otherwise issuable or subject to such Award, or by the Participant delivering previously owned Shares, in each case having a fair market value equal to the amount required or elected to be withheld or paid. Any such election is subject to such conditions or procedures as may be established by the Committee and may be subject to disapproval by the Committee.

SECTION 15. AMENDMENTS OR TERMINATION

Except as set forth in this Section 15, the Board may amend, alter or discontinue this Plan or any agreement or other document evidencing an Award made under this Plan at any time and in such respects as it deems advisable, in its sole discretion.

(a) Except as provided pursuant to the anti-dilution adjustment provisions of Section 12.2, no amendment shall, without the approval of the stockholders of the Company:

(i)	increase the maximum number of Shares for which Awards may be granted under this Plan;

(ii)	increase the Awards that may be granted under this Plan during any calendar year to any one Eligible Person;

(iii)	reduce the price at which Options or SARs may be granted below the price provided for herein;

(iv)	reduce the exercise price of outstanding Options;

(v)	reduce the Measurement Value of outstanding SARs;

(vi)	extend the term of this Plan;

(vii)	change the class of persons eligible to be Participants; or

(viii)	increase the number of Shares that are eligible to be issued pursuant to Incentive Stock Awards.

(b) Except as provided pursuant to the anti-dilution adjustment provisions of Section 12.2, no amendment shall impair the rights of any Participant under an Award, without the consent of the Participant, provided however, that no such consent shall be required if the Board or the Committee determines in its discretion and prior to the date of any Change of Control that such amendment or alteration is not reasonably likely to diminish the benefits thereunder or that any diminution has been adequately compensated for.

SECTION 16. COMPLIANCE WITH OTHER LAWS AND REGULATIONS

This Plan, the grant and exercise of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under any Awards, shall be subject to all applicable federal, state and foreign laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares or other stock based Awards prior to the completion of any registration or qualification of such Shares or stock based Awards under any federal, state or foreign law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. This Plan is intended to constitute an unfunded arrangement for a select group of management or other key employees and directors.

No Option shall be exercisable or Shares may be issued unless a registration statement with respect to the Option or Shares is effective or the Company has determined that such registration is unnecessary. Unless the Awards and Shares covered by this Plan have been registered under the Securities Act of 1933, as amended, or the Company has determined that such registration is unnecessary, each person receiving an Award and/or Shares pursuant to any Award may be required by the Company to give a representation in writing that such person is acquiring such Award and/or Shares for his or her own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

SECTION 17. NO RIGHT TO COMPANY EMPLOYMENT

Nothing in this Plan or as a result of any Award granted pursuant to this Plan shall confer on any individual any right to continue in the employ of the Company or its affiliates or interfere in any way with the right of the Company or its affiliates to terminate an individual’s employment at any time. The agreements or other documents evidencing Awards may contain such provisions as the Committee may approve with reference to the effect of approved leaves of absence.

SECTION 18. LIABILITY OF THE COMPANY

The Company and any affiliate of the Company which is in existence or hereafter comes into existence shall not be liable to a Participant, an Eligible Person or other persons as to:

(a) the non-issuance or sale of Shares or other stock based Awards as to which the Company has been unable to obtain from any government or regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares or stock based Awards hereunder; and

(b) any tax consequence expected, but not realized, by any Participant, Eligible Person or other person due to the receipt, exercise or settlement of any Option or other Award granted hereunder.

SECTION 19. EFFECTIVENESS AND EXPIRATION OF PLAN

This Plan shall be effective on the date the Company’s stockholders adopt this Plan; provided that if such approval by the stockholders of the Company is not forthcoming, all Awards previously granted under this Plan shall be void. No Awards shall be granted pursuant to this Plan more than 10 years after the Board adopted this Plan.

SECTION 20. NON-EXCLUSIVITY OF PLAN

Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

SECTION 21. GOVERNING LAW

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law. The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration. Any reference in this Plan or in the agreement or other document evidencing any Award to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.